Exhibit 99.1

For more information, contact:

James E. Fickenscher/Chief Financial Officer	Gregory Gin
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(484) 321-5900	(212) 867-1762
jfickenscher@auxilium.com	ggin@lazarpartners.com

Auxilium Pharmaceuticals, Inc. Announces New Indication for AA4500

to Treat Frozen Shoulder Syndrome

Malvern, PA (December 20, 2005) – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty pharmaceutical company, today announced that it has exercised its option to expand its rights to an additional indication of AA4500, Auxilium’s injectable enzyme, to include frozen shoulder syndrome (adhesive capsulitis). Pursuant to the terms of the development and license agreement with BioSpecifics Technologies Corp., Auxilium receives exclusive global rights to develop and commercialize AA4500 for the frozen shoulder indication having exercised its option. Auxilium also has an exclusive global license to develop and commercialize AA4500 for the treatment of Dupuytren’s and Peyronie’s Diseases, and both indications have been granted orphan drug status by the U.S. Food and Drug Administration.

BioSpecifics Technologies has conducted a phase II clinical trial using the injectable enzyme in the treatment of frozen shoulder syndrome. Three different doses of the enzyme were compared to placebo in this prospective, randomized trial in 60 subjects. The results from this trial suggest that local injection of the enzyme is well-tolerated and may be effective in patients suffering from frozen shoulder syndrome. Additional studies are needed to assess the optimal dose and dosing regimen of AA4500 in this indication.

“AA4500 is a very important product candidate for Auxilium, and we believe the addition of a third indication for this development program enhances the commercial potential of AA4500,” said Gerri Henwood, Chief Executive Officer of Auxilium.

About Frozen Shoulder Syndrome

Frozen shoulder syndrome is a disorder of diminished shoulder motion, characterized by restriction in both active and passive range of motion of the shoulder joint. It is estimated that 3% of people develop frozen shoulder syndrome over their lifetime and that women tend to be affected more frequently than men. The literature indicates that frozen shoulder usually affects patients aged 40-70 years. A higher incidence of frozen shoulder exists among patients with diabetes (10-20%) compared to the general population (2-5%). Incidence among patients with insulin-dependent diabetes is even higher (36%), with an increased frequency of bilateral shoulder involvement.1-3

About Dupuytren’s Disease

Dupuytren’s Disease is a condition that involves contracture of joints, predominantly in the hand, due to the growth of scar tissue around tendons and ligaments, commonly described as the development of a “cord.” For patients that have Dupytren’s Disease involving their hands, as the disease progresses, the patient’s ability to straighten affected fingers is lost, and the functionality of the hand is impaired. The incidence of Dupuytren’s Disease is highest in Caucasians, historically those of Northern European descent. Most cases of Dupuytren’s Disease occur in patients older than 50 years.4

About Peyronie’s Disease

Peyronie’s Disease is characterized by the formation of a scar or hard plaque in the shaft of the penis that causes curvature, and distortion, of the penis while erect. The incidence of Peyronie’s Disease has been estimated to be approximately 1-3% of men, although studies indicate that the incidence is higher. It is believed that prevalence may be higher because of reluctance to seek medical attention for the condition and failure to report in cases with mild symptoms. Peyronie’s Disease is most common in men between the ages of 45 and 60.5

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty pharmaceutical company with a current focus on urology and sexual health. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 120 person sales and marketing team. Auxilium is developing two products currently in Phase II, one for treatment of Peyronie’s Disease and Dupuytren’s Disease, and the second for testosterone replacement using its licensed transmucosal film delivery system. Auxilium has a product in Phase I of development for the treatment of overactive bladder using its licensed transmucosal film delivery system. Auxilium is evaluating formulations for pain product candidates using its licensed transmucosal film delivery system, products for androgen replacement and other products for urologic and sexual health. For additional information, visit www.auxilium.com.

1.	Galarraga B. Adhesive capsulitis of the shoulder. CPD Rheum. 2002; 3:54-58.

2.	Dahan THM, Roy A, Fortin L and Dahan B. Adhesive capsulitis. eMedicine. 2005 http://www.emedicine.com/pmr/topic8.htm#section~author_information

3.	Gilliland B. Periarticular disorders of the extremities. In Braunwald E, Fauci AS, Kasper DL, Hauser SL, Longo DL and Jameson JL (ed): Harrison’s Principles of Internal Medicine 15th Edition. New York, McGraw-Hill, 2001 pp 2017-2018.

4.	Badalamente, M. A., Hurst, L. C. et al., Collagen as a Clinical Target: Nonoperative Treatment of Dupuytren’s Disease, The Journal of Hand Surgery, (2002;27A:788-798)

5.	Gholami, S. S., Gonzalez-Cadavid, N. F. et al., Peyronie’s Disease: A Review, The Journal of Urology, (April 2003;vol. 169:1234-1241)

Safe Harbor Statement

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the development of AA4500 for the treatment of Frozen Shoulder Syndrome; the interpretation of clinical results; the development of Testim; products in development for treatment of Peyronie’s and Dupuytren’s Diseases; products in development for testosterone replacement, overactive bladder and pain using a transmucosal film delivery system, as well as other products for urology and sexual health. All statements other than statements of historical facts contained in this release, including but not limited to, statements regarding future expectations, plans and prospects for the Company, statements regarding forward-looking financial information and other statements containing the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to the Company, constitute forward-looking statements. Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005 under the heading “Factors That May Affect Our Future Results”, which is on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “Investor Relations – SEC Filings.” There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this release.

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